Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-198277 of Breitburn Energy Partners LP of our report dated July 10, 2013 relating to the statements of revenues and direct operating expenses of certain oil and gas producing properties and the related gathering and processing assets located in the Postle and Northeast Hardesty fields in Texas County, Oklahoma of Whiting Oil and Gas Corporation, a wholly-owned subsidiary of Whiting Petroleum Corporation, for each of the three years in the period ended December 31, 2012 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose of the statements), appearing in the Current Report on Form 8-K/A of Breitburn Energy Partners LP dated August 29, 2013. We also consent to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

October 15, 2014